Exhibit 99.1

Press Release

Osteologix and Servier Announce ex-US Licensing Agreement

Glen Allen, Virginia and Neuilly, France – August 2, 2010 – Osteologix, Inc. (OTCBB: OLGX) through its wholly owned Irish subsidiary Osteologix Limited and the Servier Research Group, the leading French independent pharmaceutical company, today announced that Osteologix has granted Servier an exclusive royalty bearing license to develop and commercialize NB S101 (strontium malonate) to treat post menopausal osteoporosis, other bone and joint disorders and dental indications worldwide, except in the U.S. NB S101 is an innovative molecule acting on both bone formation and bone resorption.

Under the terms of the agreement, Osteologix will receive up to €12 million in upfront and milestone payments.
Additionally, Osteologix is eligible to receive up to €30 million in minimum royalty payments creditable against mid to low single digit royalties on sales. Osteologix will also be eligible to receive milestone payments and royalties on product development and sales in Japan. The agreement is subject to customary termination provisions.

Servier will be responsible for all costs outside of the U.S. associated with development, regulatory approval and commercialization of NB S101. Osteologix will continue to own intellectual property rights for development in the U.S.

Philip J. Young, Osteologix’ President and Chief Executive Officer commented, “I am very happy that we have been able to reach agreement on this important collaboration. This endorsement from one of the top Pharmaceutical Companies worldwide is appropriate recognition for NB S101 and its value in treating osteoporosis. Servier is consistently recognized as a benchmark for excellence in the pharmaceutical industry, having received multiple industry accolades for its attention to patients’ and doctors’ needs, and successful clinical development of “first in class” innovations. We fully expect this history of excellence to continue, as they prepare for the commercial launch of NB S101”

Emmanuel Canet, M.D., Ph.D., Head of Servier Research and Development, stated “We are very pleased with this collaboration which will allow us to further develop our franchise in osteoporosis and other bone & joint diseases that affect millions of patients worldwide with much suffering and disability. Osteoporosis in particular is a serious public health problem that requires effective and well tolerated treatments in order to significantly decrease the risk of vertebral and hip fractures.”

About osteoporosis
The World Health Organization defines osteoporosis as a progressive skeletal disease characterized by low bone mass and micro-architectural deterioration of bone tissue with a consequential increase in bone fragility and susceptibility to fracture. There is increased risk of fracture particularly of spine, hip, pelvis and forearm. It is predominantly a disease of post-menopausal women and risk of fracture increases with age. Fractures caused by osteoporosis affect one in two women and one in five men over the age of 50.

About NB S101
NB S101 is a novel dual acting bone agent, or DABA, the active component of which significantly improves bone mineral density and reduces fracture risk. NB S101 has demonstrated significant beneficial effects in a Phase 2 clinical trial by reducing bone resorption and increasing strong bone formation. This dual action on bone– a significant medical need not served by current therapies in the U.S.– suggests that NB S101 could fundamentally change the treatment paradigm of patients with osteoporosis. Importantly, NB S101 appears to help build bone in a manner similar to the body’s own metabolic processes by rebalancing bone metabolism in a way that favors strong bone formation. Key patents for NB S101 have been issued in the United States, Europe and Japan, providing protection to at least 2024.

Press Release

About Servier

Servier is the leading independent pharmaceutical company in France and the second in the world. . The Servier Research Group is established in 140 countries with its main therapeutic products used to treat diabetes, cardiovascular disease, CNS disorders, oncology and rheumatology. More than 25% of Servier’s turnover is invested in Research & Development (R&D). Servier has 20,000 employees worldwide, including nearly 3,000 in R&D. For further information please see the website at www.servier.com.

About Osteologix
Osteologix is a specialty pharmaceutical company committed to developing innovative therapies for the treatment and prevention of diseases of bone and joint tissues. Its lead product candidate, NB S101, is a novel pharmaceutical agent for the treatment and prevention of osteoporosis. In November 2007, Osteologix completed a Phase 2 clinical trial of NB S101 that demonstrated the ability of NB S101 to reduce markers of bone resorption and increase bone mineral density. For more information please visit www.osteologix.com.

Safe Harbor Statement:
Statements in this press release are not strictly historical, including statements about potential payments and royalties from Servier and their impact on Osteologix’s finances, the potential uses and benefits or NB S101, Servier’s potential commercial launch of NB S101, and patent protection of NB S101 are forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected or assumed in such forward-looking statements, including, without limitation, Osteologix’s obligations to Aditech Pharma AB, risks related to Servier’s ability to conduct additional clinical trials of NB S101, Servier’s ability to obtain approval from government authorities for the sale and distribution of NB S101, Servier’s compliance with terms of our agreement, market acceptance of NB S101 and potential success and introduction of competing products. Additional factors that could cause actual results to differ materially are included under the heading “Risk Factors” in Part II, Item 1A of our Quarterly Report on Form 10-Q filed May 17, 2010. All forward-looking statements and risk factors included in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statement or risk factor. You should consult the risk factors listed in our Annual Report on Form 10-K and from time to time in our Quarterly Reports on Form 10-Q.

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For Osteologix:
Media and Investors
Baxter Phillips, III
+1.804.754.6970
baxter.phillips@osteologix.com

For Servier:
Servier Communication Department
Tel: +33 1 55 72 40 82
karine.bousseau@fr.netgrs.com